CONTACT:	William S. Aichele
UNIVEST CORPORATION OF PENNSYLVANIA
Chairman, President and Chief Executive Officer
215-721-2457

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION DECLARES THREE FOR TWO SPLIT
IN THE FORM OF A 50 PERCENT STOCK DIVIDEND

SOUDERTON, Pa., March 23, 2005 - Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), parent company of Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., board of directors declared today a three for two split in the form of a 50 percent stock dividend. All shareholders of record as of April 6, 2005 will be paid the 50 percent stock dividend on April 29, 2005.

Following Univest’s stock and overall trends in the industry is convenient for investors and shareholders. Univest’s investor relation’s link, found on its web site at www.univest.net, features financial highlights, detailed peer analysis, deposit market share data, and other valuable information. Univest also provides a shareholder services page to assist shareholders in managing their investments in Univest stock.

Univest Corporation and its subsidiaries provide community support, leadership, and strong performance in the financial services industry. Univest serves residents and businesses in Bucks, Chester and Montgomery counties through a network of 35 financial service centers and 39 ATM locations.
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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.